Exhibit 99.2

Description of the Susser Holdings Corporation 162(m) Performance Plan
Administration
The Susser Holdings Corporation 162(m) Performance Plan (the “Incentive Plan”) is administered by the Compensation Committee (the “Committee”) or any subcommittee thereof consisting of at least two members of the Board of Directors (the “Board”) who are “outside directors” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Subject to the limitations set forth in the Incentive Plan, the Committee has the authority to determine the eligible employees to whom, and the time or times at which, awards may be granted, determine the performance period, determine the performance goals and all other terms of the awards, interpret the Incentive Plan and make all other determinations necessary or advisable for the administration of the Incentive Plan.
Eligibility
Awards under the Incentive Plan may be granted to any employee or executive officer of the Company or any of its subsidiaries who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).
Awards
The Committee may grant awards under the Incentive Plan with respect to one or more performance periods. Performance periods may run consecutively and/or concurrently, as determined by the Committee. Awards under the Incentive Plan may be paid in cash or shares of common stock Company authorized under the Company's 2013 Equity Incentive Plan (and subject to the terms and conditions of such plan), based upon the fair market value of such shares at the time of payment. Payment of awards under the Incentive Plan is contingent upon the achievement of performance goals with respect to the applicable performance period.
Performance Criteria
The criteria upon which performance goals may be based will be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Committee at the time of the award: (i) net earnings; (ii) earnings per share; (iii) net debt; (iv) revenue or sales growth; (v) net or operating income; (vi) net operating profit; (vii) return measures (including, but not limited to, return on assets, capital, equity or sales); (viii) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (ix) earnings before or after taxes, interest, depreciation, amortization and/or rent (including on a fuel-margin-neutral or other objective basis); (x) share price (including, but not limited to growth measures and total shareholder return); (xi) expense control or loss management; (xii) customer satisfaction; (xiii) market share; (xiv) economic value added; (xv) working capital; (xvi) the formation of joint ventures or the completion of other corporate transactions; (xvii) gross or net profit margins; (xviii) store openings or store count; (xix) store sales (including on a same store basis) or sales per square foot, (xx) revenue mix; (xxi) fuel volumes; (xxii) fuel margins; (xxiii) operating efficiency; (xxiv) product diversification; (xxv) market penetration; (xxvi) measurable achievement in quality, operation or compliance initiatives; (xxvii) quarterly dividends or distributions; (xxviii) employee retention or turnover; or (xxix) any combination of or a specified increase in any of the foregoing. Each of the performance criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time of grant of the award including, without limitation, GAAP. The performance criteria may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions of such companies), as specified by the Committee.
The performance goals shall be the levels of achievement relating to the performance criteria selected by the Committee. The performance goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal.
At the time that an award is granted, the Committee may provide that performance will be measured in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect charges for restructurings, non-operating income, the impact of corporate transactions or discontinued operations, extraordinary and other unusual or non-recurring items, and the cumulative effects of accounting or tax law changes.

Further, the Committee shall have the right, in its discretion, to reduce or eliminate the amount otherwise payable to any participant under an award and to establish rules or procedures that have the effect of limiting the amount payable to any participant to an amount that is less than the amount that is otherwise payable under an award.
Following the conclusion of the performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved.
Award Limitation
The maximum amount that may become payable to any one Participant during any one calendar year under all awards is limited to $2,000,000.
Accounting Restatement
If a participant receives compensation pursuant to an award based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the participant will, upon the written request of the Company, forfeit and repay to the Company the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (i) the Company's compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Tax Withholding
Any payment under the Incentive Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.
Amendment and Termination
The Board may amend, suspend or terminate the Incentive Plan at any time. However, no such amendment, suspension or termination may adversely affect the rights of any participant with respect to awards then outstanding.